Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series B	$25,000,000	$2,675
______________
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. The filing fee of $2,675 is being paid in connection with the registration of these Medium-Term Notes, Series B.

PRICING SUPPLEMENT NO. 4A	Rule 424(b)(2)
DATED: October 18, 2006 +	File No. 333-136666
October 24, 2006 ++
(To Prospectus dated August 16, 2006,
and Prospectus Supplement dated August 16, 2006)

THE BEAR STEARNS COMPANIES INC.
Medium-Term Notes, Series B

Principal Amount: $550,000,000	Floating Rate Notes [x]	Book Entry Notes [x]
Original Issue Date:	10/23/2006 ^	Fixed Rate Notes [ ]	Certificated Notes [ ]
10/27/2006 ^^
Maturity Date: 10/22/2010	CUSIP#: 073928R88
Option to Extend Maturity:	No [x] Yes [ ] Final Maturity Date:

Redeemable On	Redemption Price(s)	Optional Repayment Date(s)	Optional Repayment Price(s)
N/A	N/A	N/A	N/A

Applicable Only to Fixed Rate Notes:

Interest Rate:

Interest Payment Dates:

Applicable Only to Floating Rate Notes:

Interest Rate Basis:	Maximum Interest Rate: N/A
[ ] Commercial Paper Rate	Minimum Interest Rate: N/A
[ ] Federal Funds Effective Rate
[ ] Federal Funds Open Rate	Interest Reset Date(s): *
[ ] Treasury Rate	Interest Reset Period: Quarterly
[ ] LIBOR Reuters	Interest Payment Date(s): **
[x] LIBOR Telerate
[ ] Prime Rate
[ ] CMT Rate
Initial Interest Rate: 5.1375%	Interest Payment Period: Quarterly
Index Maturity: Three months
Spread (plus or minus): +0.14%

+	$525,000,000 was traded on October 18, 2006.

++	$25,000,000 was traded on October 24, 2006.

^	$525,000,000 was issued on October 23, 2006.

^^	$25,000,000 was issued on October 27, 2006.

*	Commencing January 22, 2007 and on the 22nd of each April, July, October and January thereafter prior to Maturity.

**	Commencing January 22, 2007 and on the 22nd of each April, July, October and January thereafter up to and including the Maturity date.

The distribution of Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.
We intend to treat the Notes as variable rate debt instruments that bear interest that is unconditionally payable at least annually at a single qualified floating rate for U.S. federal income tax purposes.